Exhibit 10.7

                    REPRESENTATION AGREEMENT

This agreement dated as of January 1, 1997 between ABC New Media
Sales ("ABC"), a division of ABC, Inc., and Food Court
Entertainment Network, Inc. ("you"), shall set forth the terms and conditions pursuant to which you shall appoint ABC as the exclusive advertising sales representative for Cafe USA.

For good and valuable consideration the receipt of which is hereby acknowledged, you and ABC hereby agree as follows (the
"Agreement"):

1.   APPOINTMENT

     (a) Subject to the terms and conditions of this Agreement, you hereby appoint ABC as Cafe USA's exclusive advertising sales representative in all forms of television media (the "Media") throughout the World
          (the "Sales Area").

     (b) You hereby grant to ABC the power, either in your name, on your behalf, or in ABC's name, to take and do such action, and to make, sign, execute, acknowledge, deliver, and record any and all instruments or documents which ABC may deem necessary to perform the services relating to the representation of Cafe USA in the sale of advertising in the Media provided such instruments or documents have been approved by you or are similar to previous instruments or documents approved by you. All advertising hereunder shall be subject to the standards and policies of Cafe USA, which standards and policies specifically exclude the advertising of spirits, tobacco, political, religious and birth control advertising.

     (c) All third parties purchasing advertising hereunder pursuant to subparagraph (b) above shall be subject to your credit approval, which approval shall be based on pricing and terms and conditions previously approved by you and provided to ABC on or before the effective date hereof.

     (d) In the event you decide to sell television advertising outside of Cafe USA or if you decide to sell audio-visual advertising in any other media ("Additional Media,"), you agree that ABC shall have the right to sell the Additional Media pursuant to the terms hereunder provided you agree, in good faith, that ABC is suitable to sell such Additional Media.

2.   SERVICES

     ABC hereby accepts the appointment under Paragraph 1 hereof and agrees to solicit, promote, negotiate and enter into agreements with respect to the sale of Cafe USA commercial advertising inventory in the Media (the "Commercial Inventory"). ABC's will make the New Media sales force available to perform the services described in the foregoing sentence, which sales force is currently comprised of one
     (1) Director and three (3) account executives in New York, one (1) manager in Chicago and one (1) manager in Los Angeles. The Director shall keep the Cafe USA Sales Manager apprised of all sales efforts hereunder. ABC agrees to discuss with you any change in the assignment of the foregoing sales force prior to making any such change.

3.   TERM

     (a) The term of this Agreement shall commence on the date hereof and shall continue in effect for a period of six
          (6) years (each twelve-month period, beginning with the foregoing commencement date, shall be referred to herein as a "Contract Year").

     (b) Notwithstanding subparagraph (a) above, ABC shall have the right to terminate this Agreement upon ninety (90) days written notice for a period of thirty (30) days after the end of the second Contract Year and each Contract Year thereafter, and you shall have the right to terminate this Agreement upon thirty (30) days written notice for a period of thirty (30) days after the end of (i) the second Contract Year if less than sixty percent (60%) of the Commercial Inventory has been sold during such second Contract Year and (ii) the fourth Contract Year if less than seventy-two percent (72%) of the Commercial Inventory has been sold during such fourth Contract Year.

     (c) Commencing at least six (6) months prior to the expiration of the term hereof, you and ABC agree to negotiate exclusively for a period of ninety (90) days (the "Negotiation Period"), with respect to the terms and conditions on which ABC may continue as your exclusive advertising sales representative as described hereunder. It is expressly understood that you shall not have any discussions or negotiations whatsoever with any third party at any time during the Negotiating Period with respect to the advertising sales representation of Cafe USA.

4.   CONSIDERATION

     (a)  Commission:

          In consideration of the services to be performed by ABC described in Paragraph 2 hereof, you shall pay to ABC the following commission on the "Net Advertising Revenue," as such term is defined in subparagraph (c) below (the "Commission") during each Contract Year hereof:

           (i) On the first Fifteen Million Dollars ($15,000,000) of Net Advertising Revenue, fifteen percent (15%);

          (ii) On Net Advertising Revenue greater than Fifteen
               Million Dollars ($15,000,000) and less than or equal to Thirty Million Dollars ($30,000,000), ten percent (10%); and

         (iii) On Net Advertising Revenue greater than Thirty
               Million Dollars ($30,000,000), seven and one-half percent (7.5%).

     (b)  Guaranteed Commission:

          You hereby agree to pay ABC the one-time amount of One Hundred Thousand Dollars ($100,000). ABC hereby acknowledges the receipt of Seventy-Five Thousand Dollars ($75,000) of such one-time amount and you agree to pay the balance thereof upon the full execution hereof. The foregoing amount shall be considered guaranteed commission and you shall be entitled to recover such amount from the first One Hundred Thousand Dollars ($100,000) of Commissions due to ABC pursuant to subparagraph (a) above during the first year hereof.

     (c)  Net Advertising Revenue:

          "Net Advertising Revenue," as used herein, shall be defined as all monies actually received by you with respect to any of the Commercial Inventory sold or placed by either you or ABC during the term hereof and for a period of one (1) year thereafter, less monies credited for refunds and less actual agency commissions paid with respect to such Commercial Inventory.

     (d)  Collections:

          You shall be responsible for all billing and the collection of all amounts due in connection with the sales of the Commercial Inventory and ABC shall have no liability therefor.

     (e)  Reports and Payment:

          At the end of each calendar month during the term hereof, you shall each deliver ABC a statement setting forth the name of each advertiser that purchased Commercial Inventory, the gross revenue and Net Advertising Revenue received from such advertiser and the Commissions due ABC with respect to such calendar month. You agree to pay any and all Commissions due ABC within ten (10) days after the completion of each such month based upon the total Net Advertising Revenue derived during such month. ABC shall have the right to audit and examine your books, at its own expense, with respect to the Commercial Inventory in this Agreement, during reasonable business hours upon five (5) days notice no more than twice each Contract Year.

     (f)  ABC Commercial Spots

          You agree to provide to ABC, its Parent, or any entities related thereto (the "Related Entities") one
          (1) thirty-second (-:30) commercial spot for use by any of the Related Entities, which spot shall run on Cafe USA during each standard advertising spot cycle. In addition to the foregoing, you agree to provide the Related Entities with a twenty percent (20%) discount on all additional commercial spots purchased by any of the Related Entities.

5.   COVENANT NOT TO COMPETE

     ABC agrees that during the term hereof and for a period of one (1) year thereafter, ABC shall not engage in or represent a third party in the field of advertiser supported television solely distributed within shopping malls; provided, however, the foregoing restriction shall not apply in the event you terminate this Agreement pursuant to subparagraph 3(6) above or in the event of a termination of this Agreement due to a breach by you. Notwithstanding anything to the contrary contained herein, nothing shall prevent ABC from providing sales services and representation for Channel M.

6.   PROMOTION/RESEARCH

     (a) You agree to use your best efforts to promote and advertise Cafe USA in a manner commensurate with television programmers, distributors, and exhibits in commercial sponsored television. All costs and expenses with respect to the foregoing promotion and advertising shall be incurred by you and you agree to consult with ABC with respect to such promotion and advertising. ABC shall have the right, but shall have no obligation, to provide additional promotional and advertising support at its expense.

     (b) You agree to perform and incur all cost for all reasonable research necessary for sales purposes, which research shall include, but not be limited to, (i) two
          (2) Nielsen studies per Contract Year to verify compliance and traffic and (ii) volumetric studies as needed (approximately five (5) per contract year). You agree to consult with ABC with respect to such research and to provide ABC with the results of such research on a timely basis throughout the term hereof.

7.   INDEMNIFICATION

     (a) You agree to indemnify and hold ABC, ABC, Inc. and its affiliates and subsidiaries and their officers, directors, and agents harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of your performance hereunder, your performance or failure to perform in connection with your obligations arising out of; agreements entered into by ABC on your behalf provided such agreements have been approved by you or are similar to previous agreements approved by you; the breach of any representation and/or warranty hereunder, or any other claim arising out of this Agreement. ABC shall promptly notify you by telecopy, receipt confirmed, or registered mail of any claim or suit which may be filed and shall not admit any liability or compromise with respect to any suit without first obtaining your consent in writing, which consent shall not be unreasonably withheld or delayed.

     (b) ABC agrees to indemnify and hold you, your parent and its affiliates and subsidiaries and their officers, directors, and agents harmless from and against any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' fees) arising out of ABC's performance hereunder or ABC's breach of any representation and/or warranty hereunder. You shall promptly notify ABC by telecopy, receipt confirmed, or registered mail of any claim or suit which may be filed and shall not admit any liability or compromise with respect to any suit without first obtaining ABC's consent in writing, which consent shall not be unreasonably withheld or delayed.

8.   MISCELLANEOUS

     (a)  Amendment; Binding Agreement; Assignment

          This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns. No assignment of this Agreement, whether by operation of law or otherwise, shall be made by either party. Notwithstanding the foregoing, (i) ABC shall have the right to assign this Agreement and all its rights and obligations hereunder to any party acquiring ABC's business or to any entity controlling it, controlled by it or under common control with it and (ii) you shall have the right to assign this Agreement, and all your rights and obligations hereunder, provided you obtain ABC's prior written approval, which approval shall not be unreasonably withheld.

     (b)  Independent Contractors:

          You and ABC are independent contractors and nothing herein creates the relationship of principal and agent, employer and employee, partners or joint venturers.
          You agree that all contracts, express or implied, of employment for your personnel shall be made by you as principal and that there will be no liability whatsoever on ABC's part with respect to such contracts.

     (c)  Waiver:

          The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

     (d)  Separability:

          If any provision of this Agreement or the application thereof to any person or circumstances shall to any extent be held to be invalid or unenforceable, the remainder of the Agreement, or the application of such provisions to persons or circumstances as to which it is not held to be invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

     (e)  Entire Agreement:

          This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements on the subject thereof.

     (f)  Governing Law:

          This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

If the foregoing is in accordance with your understanding please indicate your consent by signing in the space provided below.


ACCEPTED AND AGREED:               Very truly yours,

FOOD COURT ENTERTAINMENT           ABC NEW MEDIA SALES
NETWORK, INC.

By /s/ James N. Perkins            By /s/ John Watkins
  James N. Perkins, President        John Watkins, President
  Chief Executive Officer